Exhibit 10.2

FORM OF

2019 NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Columbia Financial, Inc. (the “Company”) has granted you a non-qualified stock option award pursuant to the Columbia Financial, Inc. 2019 Equity Incentive Plan (the “Plan”) on [DATE] (the “Grant Date”). Capitalized terms used but not defined in this 2019 Non-Qualified Stock Option Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Option

This non-qualified stock option award (the “Option”) relates to shares of the Company’s common stock (“Common Stock”). The Option entitles you to purchase [NUMBER] shares of the Company's Common Stock (the "Option Shares") at an option price per share of $[AMOUNT] payable upon exercise. The Option will expire at the close of business on the tenth anniversary of the Grant Date (the "Expiration Date"), subject to earlier expiration upon the termination of your employment as provided below. The Option is not intended to be an "incentive stock option" within meaning of Section 422 of the Code. The option price per share reflects the Fair Market Value of the Company's Common Stock on the Grant Date.

2.	Vesting and Exercise

a.	Normal Vesting and Exercise. Except as provided in Sections 2(b) and 2(c) below, one-fifth of the Option Shares (rounded up to the nearest whole number of Option Shares, as necessary) will vest and become exercisable on each of the first through fourth anniversaries of the Grant Date and all remaining unvested Option Shares will vest and become exercisable on the fifth anniversary of the Grant Date (each, a “Vesting Date”), provided that you remain continuously in service with the Company or any Affiliate during the period beginning on the Grant Date and ending on each such Vesting Date, and you will immediately forfeit all of your unvested Option Shares upon your termination of service with the Company and its Affiliates (within the meaning of Article 10 of the Plan) prior to the applicable Vesting Date for such Option Shares.

b.	Effect on Vesting and Exercise of Termination of Service. Notwithstanding Section 2(a) above, the following special vesting and exercise rules will apply if your service with the Company and its Affiliates terminates before you have exercised your Option for all of your Option Shares:

i)	Termination due to Death or Disability. If your service with the Company and its Affiliates terminates due to your death or Disability prior to the Vesting Date for any Option Shares, the Option will be vested as to the greater of the following number of Option Shares on the date of such separation from service: (i) one-half of the aggregate number of Option Shares (rounded up to the nearest whole number of Option Shares, as necessary), which amount shall include any Option Shares that previously vested prior to the date of such separation from service, or (ii) the number of Option Shares that had already vested on the date of your separation of service, in which case no additional Shares will vest. All vested Option Shares under will be exercisable by you (in the case of Disability) or your beneficiary, surviving spouse, or estate, as applicable (in the case of death), at any time until the earlier of the Expiration Date set forth in Section 1 above or 12 months from the date of your death or Disability, as applicable. Your Disabled status must become effective under the preceding sentence prior to the date on which the Option would otherwise cease to be exercisable to be recognized under this Agreement. All remaining Option Shares that have not vested shall immediately be forfeited. Your Disabled status must become effective prior to the date on which the Option would otherwise cease to be exercisable to be recognized under this Agreement.

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ii)	Termination for Cause. If your service with the Company and its Affiliates is terminated for Cause, you will forfeit the Option immediately upon your employment termination regardless of whether any of the Option Shares are then vested and exercisable.

iii)	Other Termination. Except as provided otherwise in Section 2(b)(i) above due to death or Disability or Section 2(b)(ii) above due to termination for Cause, upon the termination of your service with the Company and its Affiliates, the Option Shares that are unvested on the date of such termination will automatically be forfeited and cancelled on the date of such termination and the Option Shares that are vested and exercisable on the date of such termination will remain exercisable at any time until, and will automatically be forfeited and cancelled upon, the earlier of the Expiration Dates set forth in Section 1 above or the date which is 90 days after such termination.

iv)	Death after Termination of Employment. If you die after termination of employment, your vested Option Shares under the Option will be exercisable by your estate or any person who acquired such Option by bequest or inheritance during the time frame specified in Section 2(b)(i) above.

c.	Impact of Change in Control.

i)	Employment or Service. Upon the effective date of a Change in Control, all references in this Agreement to employment or service with the Company and its Affiliates shall be deemed to include employment or service with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment from the Company or any Affiliate to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a separation from service or otherwise interrupt your continuous employment or service for purposes of this Agreement.

ii)	Option not Assumed. If the surviving entity in the Change in Control does not assume the Option, then all unvested Option Shares will become vested on the effective date of the Change in Control.

iii)	Separation from Service without Cause. In the event of your involuntary separation from service with the Company and its Affiliates without Cause within 12 months after the effective date of a Change in Control and prior to the last Vesting Date, all unvested Option Shares will become vested on the date of such separation from service.

d.	No Other Special Vesting Rights. Unless otherwise determined by the Committee, no accelerated vesting of your Option Shares will apply except as specified in Section 2(b) and 2(c) above. If you forfeit Option Shares at any time, you will cease to have any rights with respect to such forfeited Option Shares.

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e.	Definition of Cause.

i)	“Cause” means, with respect to the termination of employment of an employee by the Company or an Affiliate, that such termination is for “Cause” as such term (or term of like import) is expressly defined in a then-effective written employment or other agreement between the employee and the Company or Affiliate. In the absence of such then-effective written agreement and definition, “Cause” means, unless otherwise specified in the applicable Award Agreement, with respect to an employee:

A.	the employee’s personal dishonesty, act or failure to act constituting willful misconduct or gross negligence, that is materially injurious to the Company or any Affiliate or their reputation, breach of fiduciary duty involving personal profit, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order;

B.	the employee’s material failure to perform the duties of his or her employment with the Company or any Affiliate (except in the case of a termination of the employee’s employment on account of the employee’s physical or mental inability to perform such duties) and the failure to correct such failure within thirty (30) days after receiving written notice from the Company specifying such failure in detail;

C.	the employee’s willful failure to comply with any valid and legal written directive of the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer);

D.	the employee’s willful and material violation of the Company’s or an Affiliate’s code of ethics or conduct policies which results in material harm to the Company or any Affiliate;

E.	the employee’s failure to follow the policies and standards of the Company or any Affiliate as the same shall exist from time to time, provided that the employee shall have received written notice from the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer) of such failure and such failure shall have continued or recurred for ten (10) days following the date of such notice;

F.	the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or any Affiliate that the employee’s employment with the Company or any Affiliate be terminated;

G.	the employee’s conviction of or plea of nolo contendere to (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

H.	the employee’s intentional breach of a term, condition, or covenant of this Agreement that results in material harm to the Company or an Affiliate and the failure to correct such violation within thirty (30) days after receipt of written notice from the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer) specifying such breach in detail.

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ii)	“Cause” means, with respect to a Non-Employee Director, that the Non-Employee Director’s service relationship with the Company and its Affiliates is terminated due to the Non-Employee Director’s:

A.	willful misconduct by the Non-Employee Director that in the reasonable determination of the Board has caused or is likely to cause material injury to the reputation or business of the Company or Affiliate;

B.	any act of fraud, material misappropriation or other dishonesty by the Non-Employee Director;

C.	the Non-Employee Director’s violation of his or her fiduciary duties to the Company or its Affiliates or his or her violation of the Company’s Code of Ethical Conduct, as reasonably determined by the Board; or

D.	the Non-Employee Director’s conviction of a felony.

For purposes of this definition, no act or failure to act shall be considered “willful” if the employee or Non-Employee Director acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his or her act or failure to act was not opposed to the Company’s and its Affiliates’ best interests.

An individual shall be considered to have been discharged for Cause if the Company determines within 30 days after his or her resignation or discharge that discharge for Cause was warranted.

3.	Expiration of Option. In no event shall the Option be exercisable with respect to any Option Shares after the Expiration Date set forth in Section 1 above.

4.	Procedure for Exercise. In order to exercise the Option, it must be vested and must not have expired, and you must give written notice (or such other form of notice as permitted by the Company or the Committee) in a manner prescribed by the Company from time to time together with payment of the applicable exercise price to the Company at the Company’s headquarters in Fair Lawn, New Jersey or as otherwise directed by the Committee. The date of exercise (the “Date of Exercise”) will be the date of receipt of the notice in compliance with this Section 4 or any later date specified in the notice. You must pay the applicable exercise price (i) in cash or a cash equivalent acceptable to the Committee, (ii) by the surrender (or attestation of ownership) of shares of Common Stock with an aggregate Fair Market Value (based on the closing price of a share of common stock as reported on the NASDAQ Stock Market LLC on the Date of Exercise) that is not less than the applicable aggregate exercise price, (iii) by a combination of cash and shares of Common Stock, or (iv) by net settlement or cashless exercise in the manner designated by the Committee.

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5.	No Rights as Stockholder. You shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares unless and to the extent that (i) you have exercised the Option pursuant to the terms of this Agreement and paid the full exercise price for the number of Option Shares in respect of which you exercised the Option, (ii) the Company shall have issued and delivered the corresponding Option Shares to you, unless the Company only delivers certificates at the request of stockholders and you do not so request actual delivery of such certificates, and (iii) your name shall have been entered as a stockholder of record on the books of the Company, whereupon the you shall have the same ownership rights with respect to such Option Shares as other stockholders.

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5.	Tax Withholding. The Company may withhold, or require you to remit to the Company, an amount sufficient to satisfy any withholding or other tax due under any federal, state, local, or foreign tax law with respect to any shares issuable pursuant to your Award, and the Committee may defer such issuance unless indemnified to its satisfaction. Non-Employee Directors of the Company are self-employed and not subject to tax withholding.

6.	Transferability. Except as provided below, the Option is personal to you and, during your lifetime, may be exercised only by you or your guardian or legal representative; and (b) may not be sold, pledged, assigned or transferred in any manner, other than in the case of your death to your beneficiary as determined pursuant to procedures prescribed by the Committee for this purpose or by will or the laws of descent and distribution, and any such purported sale, pledge, assignment or transfer shall be void and of no effect . However, subject to applicable procedures, you may transfer your Option to an immediate family member (i.e., your spouse, child or grandchild), a trust for the benefit of such immediate family members during your lifetime, or a partnership whose only partners are such immediate family members. The transferee shall remain subject to all terms and conditions applicable to the Option prior to the transfer.

7.	Conformity with Plan. The Option is intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that the Option shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By executing and returning the enclosed copy of this Agreement,, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to stockholders or annual report on Form 10-K on the Company website. You understand that you may request paper copies of the foregoing documents by contacting the Company’s [TITLE].

8.	Non-Competition and Non-Solicitation Agreement [Applicable to Employees at certain Levels]. In consideration for the Award that Participant is receiving under this Agreement, Participant agrees to and is bound by the terms of the Participant Non-Competition and Non-Solicitation Agreement, attached hereto as Appendix A and incorporated by reference as if fully written herein and will survive the expiration of this Agreement and remain in full force and effect.

9.	Compliance with Section 409A. It is intended that the Option qualify for exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Option shall be interpreted and administered consistent with such intent. Notwithstanding the foregoing, the Company makes no representation to you or any other party that the Option is exempt from, or satisfies the requirements of, Code Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any beneficiary for any tax, additional tax, interest or penalties that you or any beneficiary may incur in the event that any provision of this Agreement is deemed to violate any of the requirements of Code Section 409A.

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10.	Recoupment/Clawback. Your Option is subject to recoupment and clawback as provided in the Company’s Clawback Policy, as in effect at the time of the Agreement or as subsequently amended.

11.	Employment and Successors. Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement or other service agreement you may have with the Company or any Affiliate or to interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment or service at any time, or confer upon you any right to continue in the employ of the Company or any Affiliate for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement or service agreement you may have with the Company. The grant of your Option Shares shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment. The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of your Option Shares and this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Option Shares as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

13.	Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Columbia Financial, Inc.

c/o [TITLE]

19-01 Route 208 North
Fair Lawn, NJ 07410

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 13, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

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15.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement below, you accept the Option Shares in full satisfaction of any and all obligations of the Company to grant Option Shares to you as of the date hereof.

16.	Governing Law. This Agreement will be governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

[Signature Page Follows]

2019 NON-QUALIFIED STOCK OPTION
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Please execute the enclosed copy of this Agreement and return it to [TITLE], at the address below to confirm your understanding and acknowledgment of the terms contained in this Agreement:

Columbia Financial, Inc.

c/o [TITLE]

19-01 Rote 208 North

Fair Lawn, NJ 07410

[PHONE NUMBER]

Very truly yours,

COLUMBIA FINANCIAL, INC.

By:
[NAME]
[TITLE]

Enclosure: Copy of 2019 Non-Qualified Stock Option Award Agreement for return to Company

______________________________________________________________________

Acceptance by Participant of 2019 Non-Qualified Stock Option Award Agreement:

Signature:

Name:

Date:

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Appendix A

Participant Noncompetition and Non-Solicitation Agreement

This Participant Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”) is entered into by and between Columbia Financial, Inc. on behalf of itself and its Affiliates, including Columbia Bank (collectively “Columbia” or the “Company”) and [______________________] (hereinafter “Participant”) (collectively, the “Parties”).

In consideration for the grant of an equity award to Participant pursuant to the Columbia Financial, Inc. 2019 Equity Incentive Plan and the equity award agreement (“Award Agreement”) to which this Restrictive Covenant Agreement is appended, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant hereby agrees as follows:

1.       Non-Competition. While Participant is employed by Columbia and for a period of [ ] months thereafter, Participant agrees that Participant will not, directly or indirectly, compete with Columbia as an officer, director, owner, employee, partner, consultant or in any other capacity on behalf of any business that offers services or products similar to those provided by Columbia (“Competing Business”). This restriction shall apply in any market in which Columbia has a branch office while Participant is employed by Columbia.

2.       Non-Solicitation – Customers. For a period of [ ] months following the termination of Participant’s employment, Participant agrees that Participant will not solicit the sale of, sell, or attempt to sell any products or services similar to those offered by Columbia to any customer of Columbia which: (i) Participant called on, serviced, did business with or had contact with for the first time during Participant’s employment at Columbia; or (ii) Participant became acquainted with or received confidential information regarding for the first time as a result of Participant’s employment at Columbia.

3.       Non-Solicitation – Employees. For a period of [ ] months following Participant’s termination of employment, Participant agrees that Participant will not induce or solicit or attempt to induce or solicit any employee of Columbia to leave his or her employment with Columbia and/or accept employment elsewhere.

4.       Clawback. If Participant breaches this Restrictive Covenant Agreement, then the Committee (as that term is defined in the Award Agreement) may, notwithstanding any other provision in the Award Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit Participant’s Award (as that term is defined in the Award Agreement). Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares (as that term is defined in the Award Agreement) awarded during the period beginning six months prior to the date on which Participant engaged or began engaging in activity in violation of this Restrictive Covenant Agreement. Participant agrees that in the event that the Committee takes any action set forth in this Paragraph: (a) the covenants set forth herein will remain in effect as Participant will have received consideration above and beyond the Shares; and (b) Columbia will remain entitled to injunctive relief because it would not be made whole simply through the potential actions set forth in this Paragraph. Nothing in this Paragraph limits the terms of Columbia’s Clawback Policy, as now in effect or hereafter amended.

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